Exhibit 99.1

Energy Recovery Reports Third Quarter
and Year-to-Date 2016 Results

SAN LEANDRO, Calif., November 2, 2016 — Energy Recovery Inc. (NASDAQ:ERII), the leader in pressure energy technology for industrial fluid flows, today announced its financial results for the third quarter ended on September 30, 2016 as well as the year-to-date results for the first nine months of 2016.

Joel Gay, President and Chief Executive Officer said, “This quarter represents the third consecutive quarter where we achieved a new high watermark in gross-profitability. Total gross margins of 68% are the direct result of the comprehensive strategic and operational overhaul initiated in January of last year; they also demonstrate both the resiliency of our business model in challenging and at times stochastic economic conditions, and the pricing power we are able to deploy against prohibitive product offerings. Our operating expenses reflect the funding of a vibrant product development pipeline; a pipeline that is expected to produce a new derivative of the pressure exchanger in 2017. Our operating expenses also reflect the support of the VorTeq™ milestone testing and commercialization process. Here, the milestone mobilization testing process continues, and in the quarter, despite the VorTeq pressure exchangers performing to our expectations, we encountered operational challenges with the missile or manifold that necessitated design enhancements. Our singular objective regarding the VorTeq is commercialization. We have significantly increased our understanding of the technology through data analysis and partnership with Schlumberger. We will stay the course and only pursue those actions that directly correlate to the production of a reliable offering capable of delivering significant value to our licensing partner. As such, we deem it likely that the achievement of the milestones will move into 2017 and look forward to closing out what we expect to be a record year in terms of revenue and profitability.”

Schlumberger added, “The incorporation of the VorTeq hydraulic fracturing system in our next generation surface delivery systems is expected to help reduce fracturing pump wear, and increase wellsite equipment reliability and efficiency. Schlumberger looks forward to continuing its collaboration with Energy Recovery throughout the technology validation process.”

Third Quarter 2016 Summary

●	Third quarter total revenue year-over-year increased 1% to $12.3 million
●	Record product gross profit margins for the third consecutive quarter of 64%; a year-over-year increase of 490 basis points
●	Record total gross profit margins(1) for the third consecutive quarter of 68%; a year-over-year increase of 860 basis points

1 Total gross margin is a Non-GAAP financial measure. Please refer to the discussion under headings “Use of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Financial Measures.”

YTD 2016 Summary

●	Total revenue year-over-year increased 29% to $36.8 million
●	Product gross margin was 64% for the period, an increase of 740 basis points year-over-year; total gross margin(1) climbed to 68%, a year-over-year increase of 1,100 basis points

Revenues

The Company generated total revenue of $12.3 million in the third quarter of 2016, a 1% increase compared to $12.1 million in the third quarter of 2015. Energy Recovery had $11.0 million in product revenue in the third quarter of 2016, down from $12.1 million in the third quarter of 2015.

Year-over-year, water segment mega project (“MPD”) revenue as well as oil & gas revenue increased, however these gains were partially offset by decreases in OEM shipments, due to project timing, and Aftermarket revenue in the water segment.

The overall increase in revenues was driven by the recognition of $1.3 million in license and development revenue associated with the amortization of the $75 million exclusivity fee paid by Schlumberger for the use of the Company’s VorTeq hydraulic fracturing system. The Company recognized no such revenue during the same period last year.

In addition, during the third quarter, Energy Recovery introduced percentage-of-completion (“POC”) as a new revenue recognition method for select Oil & Gas product sales. In the quarter, the Company applied POC to the previously announced purchase order for multiple units of the IsoBoostTM technology for integration into a major new-build gas processing plant located the Middle East. Under the POC method, revenue is recognized over the life of the project based on the ratio of costs incurred to estimated final costs. In the third quarter of 2016, the Company recognized $0.5 million of POC revenue for this project.

The Schlumberger exclusivity fee will continue to be amortized on a level basis through the duration of the 15-year agreement. Schlumberger will also pay two (2) separate $25 million payments (for a total of $50 million) subject to the Company satisfying certain milestones and key performance indicators. Following commercialization, Schlumberger will pay an annual royalty fee of $1.5 million per VorTeq in service per year for the duration of the license agreement. Total annual royalties are dictated by VorTeq minimum adoption requirements as a percentage of Schlumberger’s active fleets.

Gross Margin

Product gross margin increased by 490 basis points to 64% in the third quarter of 2016, compared to 59% in the third quarter of 2015. Including license and development revenue associated with the Schlumberger exclusivity fee, total gross margin(2) increased by 860 basis points to 68%.

1 Total gross profit, total gross margin, adjusted net income (loss), and adjusted basic and diluted net income (loss) per share are Non-GAAP financial measures. Please refer to the discussion under headings “Use of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Financial Measures.”

Operating Expenses

Operating expenses for the third quarter of 2016 increased to $9.0 million from $7.4 million in the third quarter of 2015. The variance was primarily attributed to an increase in engineering headcount to further fund the Company’s product development pipeline as well as higher R&D expenses related to the VorTeq commercialization process.

Bottom Line Summary

To summarize financial performance, the Company reported a net loss of $0.6 million, or $(0.01) per share, in the third quarter of 2016. Comparatively, the Company reported a net loss of $0.3 million, or $(0.01) per share, in the third quarter of 2015.

Cash Flow Highlights

The Company ended the quarter with unrestricted cash of $80.7 million, current and non-current restricted cash of $3.8 million, and short-term investments of $15.0 million, all of which represent a combined total of $99.5 million.

During the nine months of 2016, the Company’s net cash provided by operating activities was $2.3 million. This includes a net loss of $2.1 million and non-cash expenses of $5.0 million, the largest of which were share-based compensation of $2.6 million and depreciation and amortization of $2.8 million. The monetization of receivables favorably impacted cash from operating activities by $4.3 million, offset by $1.2 million in other assets and liabilities and a reduction of $3.8 million in deferred revenue related to the amortization of the Schlumberger exclusivity fee. Cash used in investing activities was $15.8 million driven by $15.9 million in purchases of marketable securities and $0.9 million in capital expenditures, offset by $1 million received from the maturity of marketable securities. Cash used in financing activities was $5.7 million, attributed to stock repurchases of $9.4 million, offset by $3.7 million collected from the issuance of common stock related to option exercises.

Forward-Looking Statements

Certain matters discussed in this press release and on the conference call are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the Company’s expectations for its financial performance in 2016 and the Company’s ability to achieve the milestones under the Schlumberger licensing agreement and receive the related contractual payments. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. Potential risks and uncertainties include our ability to achieve the milestones under the Schlumberger agreement, any other factors that may have been discussed herein regarding the risks and uncertainties of our business, and the risks discussed under “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 3, 2016 as well as other reports filed by the Company with the SEC from time to time. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including total gross margin. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions, and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.

Conference Call to Discuss Third Quarter 2016 Results

LIVE CONFERENCE CALL: Thursday, November 3, 2016, 11:00 AM EDT Listen-only, Toll-free: 800-895-1715 Listen-only, Local: 785-424-1059 Access code: 6802600	CONFERENCE CALL REPLAY: Expiration: Thursday, November 17, 2016 Toll-free: 888-203-1112 Local: 719-457-0820 Access code: 6802600

Investors may also access the live call or the replay over the internet at ir.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

About Energy Recovery Inc.

Energy Recovery (ERII) is an energy solutions provider to industrial fluid flow markets worldwide. Energy Recovery solutions recycle and convert wasted pressure energy into a usable asset and preserve pumps that are subject to hostile processing environments. With award-winning technology, Energy Recovery simplifies complex industrial systems while improving productivity, profitability, and efficiency within the oil & gas, chemical processing, and water industries. Energy Recovery products save clients more than $1.7 billion (USD) annually. Headquartered in the Bay Area, Energy Recovery has offices in Houston, Ireland, Shanghai, and Dubai. For more information about the Company, please visit www.energyrecovery.com.

Contact

Brian Uhlmer

buhlmer@energyrecovery.com

(713) 858-2284

ENERGY RECOVERY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data and par value)

(unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$80,691	$99,931
Restricted cash	521	1,490
Short-term investments	15,049	257
Accounts receivable, net of allowance for doubtful accounts of $189 and $166 at September 30, 2016 and December 31, 2015, respectively	8,193	11,590
Unbilled receivables, current	914	1,879
Cost and estimated earnings in excess of billings	440	—
Inventories	5,839	6,503
Deferred tax assets, net	—	938
Prepaid expenses and other current assets	1,507	943
Total current assets	113,154	123,531
Restricted cash, non-current	3,301	2,317
Unbilled receivables, non-current	—	6
Deferred tax assets, non-current	1,021	—
Property and equipment, net of accumulated depreciation of $20,634 and $18,338 at September 30, 2016 and December 31, 2015, respectively	9,182	10,622
Goodwill	12,790	12,790
Other intangible assets, net	2,058	2,531
Other assets, non-current	4	2
Total assets	$141,510	$151,799

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,796	$1,865
Accrued expenses and other current liabilities	6,272	7,808
Income taxes payable	137	2
Accrued warranty reserve	394	461
Deferred revenue	6,455	5,878
Current portion of long-term debt	11	10
Total current liabilities	15,065	16,024
Long-term debt, net of current portion	30	38
Deferred tax liabilities, non-current	2,173	2,360
Deferred revenue, non-current	65,231	69,000
Other non-current liabilities	598	718
Total liabilities	83,097	88,140
Commitments and Contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 56,023,054 shares issued and 52,301,398 shares outstanding at September 30, 2016, and 54,948,235 shares issued and 52,468,779 shares outstanding at December 31, 2015	56	55
Additional paid-in capital	136,053	129,809
Accumulated other comprehensive loss	(91)	(64)
Treasury stock at cost, 3,721,656 and 2,479,456 shares repurchased at September 30, 2016 and December 31, 2015, respectively	(16,210)	(6,835)
Accumulated deficit	(61,395)	(59,306)
Total stockholders’ equity	58,413	63,659
Total liabilities and stockholders’ equity	$141,510	$151,799

ENERGY RECOVERY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Product revenue	$11,024	$12,112	$33,048	$28,460
Product cost of revenue	3,968	4,948	11,878	12,315
Product gross profit	7,056	7,164	21,170	16,145

License and development revenue	1,250	—	3,750	—

Operating expenses:
General and administrative	3,971	3,590	12,847	15,230
Sales and marketing	2,512	2,195	6,517	6,622
Research and development	2,319	1,474	7,406	5,417
Amortization of intangible assets	158	159	473	476
Total operating expenses	8,960	7,418	27,243	27,745
Loss from operations	(654)	(254)	(2,323)	(11,600)

Other expense:
Interest expense	(1)	—	(2)	(40)
Other non-operating income (expense)	79	(48)	137	(130)
Loss before income taxes	(576)	(302)	(2,188)	(11,770)
Provision (benefit) for income taxes	3	38	(99)	180
Net loss	$(579)	$(340)	$(2,089)	$(11,950)

Net loss per share – basic and diluted	$(0.01)	$(0.01)	$(0.04)	$(0.23)

Weighted average shares outstanding – basic and diluted	52,106	52,237	52,227	52,071

ENERGY RECOVERY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash Flows From Operating Activities
Net loss	$(2,089)	$(11,950)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,771	2,897
Stock-based compensation	2,640	3,549
Provision for warranty claims	134	91
Amortization of premiums on investments	94	154
Provision for doubtful accounts	68	88
Unrealized loss on foreign currency transactions	65	54
Change in fair value of put options	33	55
Other non-cash adjustments	(120)	11
Valuation adjustments for excess or obsolete inventory	(175)	(126)
Reversal of accruals related to expired warranties	(201)	(213)
Deferred income taxes	(270)	172
Changes in operating assets and liabilities:
Accounts receivable	3,330	2,810
Unbilled receivables	971	509
Inventories	839	(563)
Deferred revenue, product	557	449
Income taxes payable	135	(10)
Litigation settlement	—	(1,700)
Accounts payable	(69)	(134)
Costs and estimated earnings in excess of billings	(440)	—
Prepaid and other assets	(598)	(242)
Accrued expenses and other liabilities	(1,598)	(3,602)
Deferred revenue, SLB license	(3,750)	—
Net cash provided by (used in) operating activities	2,327	(7,701)

Cash Flows From Investing Activities
Maturities of marketable securities	1,000	11,845
Restricted cash	(15)	1,856
Capital expenditures	(900)	(557)
Purchases of marketable securities	(15,912)	—
Net cash (used in) provided by investing activities	(15,827)	13,144

Cash Flows From Financing Activities
Net proceeds from issuance of common stock	3,708	558
Proceeds from long-term debt	—	55
Repayment of long-term debt	(7)	(5)
Repurchase of common stock	(9,375)	—
Net cash (used in) provided by financing activities	(5,674)	608
Effect of exchange rate differences on cash and cash equivalents	(66)	(54)
Net change in cash and cash equivalents	(19,240)	5,997
Cash and cash equivalents, beginning of period	99,931	15,501
Cash and cash equivalents, end of period	$80,691	$21,498

ENERGY RECOVERY, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

(unaudited)

This press release includes non-GAAP financial information because we plan and manage our business using such information. Our non-GAAP Total Gross Margin is determined by adding back the license and development revenue associated with the amortization of the Schlumberger exclusivity fee.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Product revenue	$11,024	$12,112	$33,048	$28,460
License and development revenue	1,250	—	3,750	—
Total revenue	$12,274	$12,112	$36,798	$28,460

Product gross profit	$7,056	$7,164	$21,170	$16,145
License and development gross profit	1,250	—	3,750	—
Total gross profit (Non-GAAP)	$8,306	$7,164	$24,920	$16,145

Product gross margin	64.0%	59.1%	64.1%	56.7%
Total gross margin (Non-GAAP)	67.7%	59.1%	67.7%	56.7%

Net loss	$(579)	$(340)	$(2,089)	$(11,950)
Non-recurring operating expenses	—	—	1,008	5,719
Adjusted net loss (Non-GAAP)	$(579)	$(340)	$(1,081)	$(6,231)

Basic and diluted net loss per share	$(0.01)	$(0.01)	$(0.04)	$(0.23)
Adjusted basic and diluted net loss per share (Non-GAAP)	$(0.01)	$(0.01)	$(0.02)	$(0.12)

Weighted average shares outstanding – basic and diluted	52,106	52,237	52,227	52,071